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Exhibit 23.4


                              ACCOUNTANTS' CONSENT


The Board of Directors and Stockholders
Wang Laboratories, Inc.

We consent to the use of our report, incorporated by reference herein, dated March 29, 1996, except as to note 15 which is as of April 15, 1996, and to note 16 which is as of August 29, 1996, with respect to the consolidated balance sheets of I-Net, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the Form 8-K/A of Wang Laboratories, Inc. dated August 29, 1996.


                                                  KMPG Peat Marwick LLP

Washington, D.C.
May 2, 1997